Exhibit 10.2

July 11, 2016

CONFIDENTIAL

Linn Harson

2896 N. River Road

Yellow Springs, Ohio 45387

Dear Linn:

We are very pleased to offer you the opportunity to join AdvancePierre Foods, Inc. (the “Company”) as Senior Vice President, General Counsel and Corporate Secretary. This letter will confirm the terms and conditions of our offer. The offer will expire at the end of business on Tuesday, July 12, 2016. Your effective employment date will be negotiated as part of the acceptance process (the “Employment Date”). This offer is contingent upon completion of a post offer drug screen with an acceptable result, a health assessment, a background check, establishing your eligibility to work in the United States and execution of AdvancePierre’s Confidentiality and Code of Conduct Agreements.

1.                                      Position and Duties. The Senior Vice President, General Counsel and Corporate Secretary will report to John Simons, President and Chief Executive Officer.

2.                                      Base Salary. Your annualized base salary will be $400,000; $15,384.62 bi-weekly, less applicable withholdings and deductions, to be paid in accordance with the Company’s regular payroll practices. The Company will review your salary annually, but any adjustments are at the sole discretion of the Company. The first review will be scheduled in February 2017. After any adjustments, the term “Annual Base Salary” for all purposes shall refer to base salary annualized per the most recent adjustment.

3.                                      Annual Bonus. You will be eligible to receive an annual bonus at a target level of 50% and a maximum of 100% (range 0% to 100%) of your Annual Base Salary according to performance targets established within the Company’s Management Incentive Plan (“Annual Bonus”). The Annual Bonus is funded based on company performance relative to our business plan and, if funded, payouts are influenced by individual performance. Any such bonus earned shall be paid as soon as practicable but in no event later than the 15th day of the third month following the end of your taxable year (or the company’s taxable year, whichever is later) in which your right to receive such bonus is first determined. You will be entitle to receive the Annual Bonus only if you are actively employed in good standing by the Company through the payment date of the Annual Bonus.

4.                                      Long Term Incentive. As soon as practicable following your Employment Date and subject to compliance with securities laws, the Company shall award you a long-term incentive award which shall be evidenced by and subject to the terms of an award & vesting agreement to be entered into between you and the Company. The annualized value of this long-term incentive target will be no less than $300,000.00 with the amount being $150,000 for 2016 based on your start date this year. The exact terms of this award will be further defined by the forthcoming agreement.

5.                                      Office location. You are not required to relocate, nor being offered relocation assistance, as part of acceptance of this position and your office location will be in the AdvancePierre Support Center located at 9987 Carver Rd., Suite 500, Blue Ash, OH 45242.

6.                                      Associate Benefits. You will be eligible to participate in the Company’s 401(k), health insurance, short-term and long-term disability insurance, life insurance and other associate benefit plans in accordance with the terms and conditions of those plans as they may be amended from time to time. Benefits begin on the first day of the month following 30 days of full-time employment. You must return your enrollment form to Human Resources within 2 weeks after your start date. The Company may modify, interpret or discontinue such plans in its sole discretion.

7.                                      Vacation. You are eligible for 20 days of paid vacation each calendar year of employment, to be taken at times reasonably agreeable to your supervisor and in compliance with Company policy.

8.                                      Confidentiality and Code of Conduct Agreements. Your employment is contingent upon you signing the Company’s Confidentiality and Code of Conduct Agreements on or prior to your Employment Date.

9.                                      Employment Status. You acknowledge that your employment with the Company is at-will, and either party can terminate the relationship at any time with or without cause and with or without notice.

(a)         If your employment is terminated:

a.              By the Company for any reason other than (x) Cause or (y) disability that continues for more than six (6) months or

b.              Within three (3) months following the occurrence of a “Change in Control” (as defined below) by you as the result of:

i.                  A material reduction in your then current salary or bonus level;

ii.               A change resulting in the material diminution of your then current job description and responsibilities;

iii.            A material change of your reporting relationship; or

iv.           A relocation of your office more than fifty (50) miles from your then current office that requires relocation from your then current home, and

v.              Provided that you have notified the Company in writing within no more than sixty (60) days of the initial existence of an event described in (i – iv) and such event has not been cured within thirty (30) days after the Company’s receipt of such notice then your employment will be deemed to have been severed and you shall receive special salary continuation payments as part of the AdvancePierre Executive Severance Plan (“Special Severance”). A separate Plan Document regarding this Special Severance can be made available upon request. No severance shall be paid unless your termination constitutes a “separation from service” under Section 409A of the Internal Revenue Code. Your right to receive the Severance is contingent upon your (i) entering into and not revoking within the time periods provided by applicable law a comprehensive release of claims substantially in the form as attached hereto and (ii) continued compliance with the terms of the Company’s Confidentiality, Non-Compete and Non-Solicitation Agreement. Payment of the Special Severance shall commence following expiration of the revocation period applicable to the release as statutorily required by law. If a revocation period spans two (2) years, then, to the extent necessary to comply with Section 409A of the Code, payments shall commence in the second of the two years. Any Special Severance payment hereunder shall reduce the amount of any other severance you may otherwise be due from the Company or any of its subsidiaries or affiliates (including, but not limited to any severance set forth under any other employment agreement, severance plan, policy or arrangement). For the avoidance of doubt, if your employment is terminated by reason of Cause, or your voluntary resignation (other than as provided in Section 9(a)b(i) through (iv) above), death or disability that continues for more than six (6) months, you shall not be entitled to the Special Severance provided for hereunder.

“Change In Control” shall mean: the sale or other transfer of the Company to an Independent Third Party (as defined below) or a group of Independent Third Parties pursuant to which such part or parties acquire (i) capital stock of the Company possessing the voting power under normal circumstance (without regard to the occurrence of any contingency) to elect a majority of the Company’s board of directors (whether by merger, consolidation or sale or transfer of the Company’s capital stock) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis. “Independent Third Party” means any person or entity who, immediately prior to the contemplated transaction, does not own in excess of 5% of the common stock on a fully-diluted basis (a 5% Owner”), who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse or descendent (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other persons.

“Cause” shall mean one or more of the following: (A) any material breach of this letter agreement by you; (B) willful violation by you of any law, rule, regulation, which violation results, or could reasonably be expected to result, in material harm to the business or reputation of the Company; or (C) the conviction or commission of or the entry of a guilty plea or plea of no contest to any felony or to any other crime involving moral turpitude.

(b)         You shall not be obligated to seek new employment or take any other action during the Special Severance period to mitigate the benefits to which you are entitled hereunder.

These provisions and requirements in Section 9 apply no matter why, when or how your employment ends with the Company, and no matter whether the Special Severance benefits (or any other severance benefits) are paid to you.

10.                               Immigration Compliance. Your offer of employment is contingent upon you verifying your employment eligibility in accordance with the U.S. Immigration Reform Control Act of 1986.

11.                               Reimbursement. The Company will reimburse you for reasonable travel, entertainment and other business-related expense you incur on behalf of the Company, that are consistent with the Company’s policies in effect from time to time regarding the reporting and documentation of such expenses. Such reimbursements shall be payable to you as soon as practicable, but in no event later than the last business day of the calendar year next following the calendar year in which the expenses were incurred.

12.                               Insurance. The Company will maintain you as an insured party on all directors’ and officers’ insurance that it maintains for the benefit of its directors and officers on at least the same basis as all other covered individuals. The Company shall not be obligated, however, to maintain directors’ and officers’ insurance.

13.                               Contingencies. This offer is contingent upon the completion of a post-offer drug screen with acceptable results, a health assessment, a background check, establishing your eligibility to work in the United States and the execution of the Company’s standard Confidentiality, Non-Compete and Non-Solicitation and Code of Conduct Agreements on or prior to your Employment Date.

14.                               Agreement. No failure or delay on the part of the Company or you in enforcing or exercising any right or remedy under this letter will operated as a waiver thereof. This letter agreement may not be amended or modified except by an express written agreement signed by you and an authorized representative from the Company. This letter agreement (along with the final form of any referenced document) represents the entire agreement between you and the Company, and no verbal or written agreement, promises or representations that were not specifically provided for in this letter agreement will be binding upon you or the Company.

Linn, we look forward to your leadership and continued counsel to our entire organization as you join AdvancePierre Foods!

On behalf of AdvancePierre Foods, Inc.

/s/ John Simons	7/12/2016
John Simons, President and CEO	Date

You hereby agree that the terms and conditions set forth in this document constitute the entire terms and conditions of your employment with the Company.

/s/ Linn Harson	7/12/2016
Linn Harson	Date